EXHIBIT 5

OPINION OF LEGAL COUNSEL

Dated:  March 16, 2005

Manatron, Inc.
510 East Milham Road
Portage, Michigan 49002

Re:	Registration Statement of Form S-8 Executive Stock Plan of 2000 (150,000 Additional Shares of Common Stock)

Gentlemen:

          We have acted as counsel to Manatron, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 150,000 additional shares of the Company's common stock, no par value, (the "Common Stock") in connection with the Manatron, Inc. Executive Stock Plan of 2000 (the "Plan").

          The Registration Statement covers the issuance and sale of such shares from time to time pursuant to the Plan. In addition, a registration statement on Form S-8, File Number 333-51892, covering the issuance and sale of 150,000 shares pursuant to the Plan was filed with the Commission under the Act on December 15, 2000.

          As counsel for the Company, we are familiar with its Restated Articles of Incorporation and Bylaws and have reviewed the various proceedings taken by the Company to authorize the issuance of the Common Stock to be sold pursuant to the Registration Statement. We have also reviewed and assisted in preparing the Registration Statement. In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

          Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that, when the Registration Statement has become effective under the Act, any and all shares of Common Stock that are the subject of the Registration Statement will, when issued in accordance with the Plan, be legally issued, fully paid and nonassessable.

          These opinions are limited to the matters specifically referred to in the letter and are effective as of the date of this opinion. No expansion of our opinions may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement and may not be relied on in connection with other matters.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stephen C. Waterbury
Stephen C. Waterbury A Partner